Exhibit 99

Carpenter Technology Reports First Quarter Results

    WYOMISSING, Pa.--(BUSINESS WIRE)--Oct. 25, 2004--Carpenter Technology Corporation (NYSE:CRS) today reported record first quarter sales and net income, which reflected strong broad based demand and continued improvement in its operating performance.
    Net sales for the first fiscal quarter ended September 30, 2004 were $297.6 million, compared with $213.3 million for the same period a year ago.
    Net income in the first quarter was $19.8 million or $.80 per diluted share, compared to net income of $0.5 million or $.00 per diluted share a year ago.
    Net income in the first quarter a year ago included non-cash pension and retiree medical expenses of $4.4 million or $.12 per diluted share. In the recent first quarter, Carpenter's net pension expense was less than $.01 per diluted share.
    Free cash flow in the recent first quarter was $27.3 million, compared with free cash flow of $22.2 million in the first quarter a year ago.
    At the end of the recent first quarter, total debt net of cash was $203.8 million. Carpenter's net debt amount was $45.9 million lower than at the end of the previous quarter and $129.5 million lower than a year ago.

    First Quarter - Operating Summary

    "Profitable sales growth combined with our continued focus on lean and variation reduction allowed us to achieve record first quarter earnings," said Robert J. Torcolini, chairman, president and chief executive officer. "During the quarter, we experienced strong demand across all of our major markets, including aerospace, which appears to be gaining momentum in its recovery.
    "The sales increase also reflected a better product mix as a result of stronger demand in key markets and selective volume increases, partially offset by our initiative to eliminate less profitable products.
    "Our operating results continued to illustrate the benefits gained from our lean and variation reduction work, which resulted in increased yields and productivity while reducing costs."
    Carpenter's sales increased 40 percent in the first quarter from a year ago, reflecting strong demand, selective market share gains, increased base selling prices and raw material surcharges to help recover escalating raw material and energy costs. Excluding surcharge revenue, sales increased approximately 30% from the first quarter a year ago.
    All major end-use markets experienced year-over-year sales increases during the first quarter. Industrial markets sales increased 34 percent; aerospace market sales 47 percent; consumer market sales, 47 percent; automotive market sales, 28 percent; power generation market sales 61 percent; and medical market sales, 23 percent.
    Geographically, sales outside the United States increased 39 percent from a year ago and represented 28 percent of first quarter sales. Sales outside the United States benefited from the effects of a weaker U.S. dollar, selective market share gains and stronger demand from most end-use markets.
    Carpenter's gross profit in the first quarter increased to $63.4 million or 21.3 percent of sales from $34.0 million or 15.9 percent of sales a year ago.
    The gross profit in the recent first quarter also included non-cash pension and retiree medical expenses of $0.2 million. The gross profit as a percentage of sales also reflected the negative effect from the dilution caused by the pass through of increased raw material prices.
    In the first quarter a year ago, the gross profit reflected non-cash pension expense of $3.1 million or 1.5 percent of sales.
    Strong sales growth, a better product mix, base price increases and Carpenter's continued focus on lean and variation reduction were the primary contributors to the gross profit improvement.
    Carpenter's first quarter operating income increased to $35.7 million or 12.0 percent of sales from $5.3 million or 2.5 percent of sales a year ago. The increase reflects the improvement in gross profit and a reduction in selling and administrative expenses.

    Outlook

    "We continue to work diligently to further improve our operating performance through lean and variation reduction. We are complementing these actions by our strategy to price products and services commensurate with the value delivered," Torcolini said. "Based on current market conditions, we expect that demand for our materials will remain strong across all end-use markets at least through the balance of the fiscal year. Additionally, we are seeing further momentum in the recovery of the aerospace market and a moderate improvement in the power generation market."
    Accordingly, Carpenter expects that its operating performance will show year-over-year quarterly improvements throughout the remainder of the current fiscal year ending June 30, 2005.
    The company now expects to generate free cash flow in excess of $80 million for fiscal 2005. Carpenter had previously estimated that free cash flow would be in excess of $60 million.

    Segment Results - First Quarter

    Specialty Metals

    Net sales for the quarter ended September 30, 2004 for the Specialty Metals segment, which includes the Specialty Alloys Operations (SAO), Dynamet, and Carpenter Powder Products (CPP) business units increased 41 percent to $267.0 million from $189.7 million in the same quarter a year ago.
    SAO sales increased 41 percent from the same quarter a year ago due to strong demand across all markets, selective market share gains and pricing actions, including surcharges for raw material and energy costs. In addition, SAO volume increased 11 percent.
    Dynamet's sales increased 37 percent in the first quarter versus a year ago, largely related to stronger demand from the aerospace and medical markets and increased selling prices. CPP's sales were 37 percent higher than a year ago due to increased demand from the automotive, industrial and aerospace markets and increased selling prices.
    Operating income for the Specialty Metals segment was $32.8 million, compared to $7.0 million a year ago. The increase in income reflected the effects of higher sales, pricing actions, a better product mix and realized operating efficiencies, including better yields and improved productivity.

    Engineered Products Segment

    Net sales for this segment, which includes sales of fabricated metal and ceramic components increased 29 percent to $31.2 million from $24.1 million a year ago. Strong sales growth was experienced across all businesses within the Engineered Products segment. The growth was driven by increased demand from the automotive, power generation, consumer and aerospace markets.
    Operating income for the Engineered Products segment increased to $4.6 million in the first quarter from $2.3 million a year ago. The increase reflected stronger overall demand and selling price increases. These factors, in combination with better operating efficiencies from lean and variation reduction initiatives, resulted in the improvement in operating income.

    Net Pension Expense

    In the first quarter of fiscal 2005, Carpenter had net non-cash pension and retiree medical expenses of $0.6 million, which was offset by the favorable tax effects of Medicare Part D. As a result, Carpenter's net pension expense did not have a measurable impact on earnings per share in the recent first quarter. This compares to non-cash pension and retiree medical expenses of $4.4 million or $.12 per diluted share for the same quarter a year ago.
    The net pension amount is actuarially determined as of each June 30 and typically held constant throughout the fiscal year.
    The company's defined benefit pension plan remains well funded and, as in prior years, the company is not required to make a cash contribution to the plan.

    Other Items

    In the first quarter of fiscal 2005, selling and administrative expenses of $27.7 million were 9.3 percent of sales versus $28.7 million or 13.5 percent of sales in the same quarter a year ago. Selling and administrative expenses included net non-cash pension and retiree medical expenses of $0.4 million in the current first quarter versus $1.3 million in the quarter a year ago. The decrease in selling and administrative expenses reflected a reduction in depreciation and lower net non-cash pension and retiree medical expenses from a year ago.
    Interest expense for the quarter was $5.8 million as compared to $6.3 million in the quarter a year ago due to reduced debt levels.
    Other income for the first quarter was $0.6 million, compared to $1.6 million a year ago. In the quarter a year ago, other income benefited from foreign currency gains.

    Cash Flow and Liquidity

    Carpenter has maintained the ability to provide cash to meet its needs through cash flow from operations, management of working capital and the flexibility to use outside sources of financing to supplement internally generated funds.
    Free cash flow for the first quarter was $27.3 million, compared to $22.2 million a year ago.
    Carpenter believes that its current financial resources, both from internal and external sources, will be more than adequate to meet its foreseeable needs. At the end of the first quarter, Carpenter had approximately $180 million available under its credit facilities.

    Labor Relations

    On September 28, 2004, the United Steel Workers of America (USWA) filed a petition with the National Labor Relations Board (NLRB) seeking an election to determine if the USWA should represent, for collective bargaining, certain production and maintenance employees located at Carpenter's Specialty Alloy Operations in Reading, Pennsylvania. The election is currently scheduled for November 11, 2004.
    Carpenter's Reading facility has had previous union organizing activities that were not successful, the most recent in October 2002. Carpenter intends to oppose the union organizing attempt by the USWA in accordance with the rules and procedures of the NLRB.

    Conference Call

    Carpenter will host a conference call and webcast today, October 25, at 1:30 p.m., Eastern Time, to discuss the results of operations for the first quarter.
    Please call 610-208-2800 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or by calling 888-286-8010. The passcode for the replay is 83317616.

    Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys and superalloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com.

    Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2004 and its most recent registration statement on Form S-4, filed on September 16, 2003, as amended on October 3, 2003. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, power generation, automotive, industrial and consumer, or other influences on Carpenter's business such as new competitors, the consolidation of customers and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes anticipated by management; 3) the ability to recoup increases in the cost of energy and raw materials or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; and 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.



                   CONSOLIDATED STATEMENT OF INCOME
                 (in Millions, Except per Share Data)

                                                Three Months Ended
                                                   September 30
                                              ----------------------

                                                2004          2003
                                              --------      --------

NET SALES                                       $297.6        $213.3

Cost of sales                                    234.2         179.3
                                              --------      --------
Gross profit                                      63.4          34.0

Selling and administrative expenses               27.7          28.7
                                              --------      --------
Operating income                                  35.7           5.3

Interest expense                                   5.8           6.3
Other income, net                                 (0.6)         (1.6)
                                              --------      --------

Income before income taxes                        30.5           0.6
Income taxes                                      10.7           0.1
                                              --------      --------
NET INCOME                                       $19.8          $0.5
                                              ========      ========

EARNINGS PER COMMON SHARE:
 Basic                                           $0.83         $0.00
                                              ========      ========
 Diluted                                         $0.80         $0.00
                                              ========      ========

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING
   Basic                                          23.5          22.3
                                              ========      ========
   Diluted                                        24.5          22.3
                                              ========      ========
Cash dividends per common share                $0.0825       $0.0825
                                              ========      ========

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.



                              PRELIMINARY
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                             (in Millions)

                                                         Three months
                                                            ended
                                                         September 30
                                                         ------------

                                                         2004   2003
                                                         -----  -----

OPERATIONS:
  Net income                                             $19.8   $0.5
  Adjustments to reconcile net income to
   net cash provided from operations:
    Depreciation                                          11.7   12.8
    Amortization                                           0.9    2.4
    Deferred income taxes                                  6.4   (1.4)
    Net pension expense                                    0.6    4.4
    Net loss (gain) on asset disposals                     0.1   (0.1)
  Changes in working capital and other:
    Receivables                                            3.4   (1.7)
    Inventories                                          (17.8)  (6.9)
    Other current assets                                  (2.1)  (2.6)
    Accounts payable                                       6.6   10.9
    Accrued current liabilities                            1.1    6.8
    Income tax refund                                      0.4    0.3
    Other, net                                             1.0    0.7
                                                         -----  -----
Net cash provided from operations                         32.1   26.1
                                                         -----  -----

INVESTING ACTIVITIES:
  Purchases of plant, equipment and software              (2.5)  (1.6)
  Proceeds from disposals of plant and equipment            --    0.1
  Purchases of marketable securities                     (37.3)    --
  Sales of marketable securities                           8.1     --
                                                         -----  -----
Net cash used for investing activities                   (31.7)  (1.5)
                                                         -----  -----

FINANCING ACTIVITIES:
  Net change in short-term debt                           (0.5)  (0.4)
  Checks not cleared                                        --   (3.7)
  Dividends paid                                          (2.3)  (2.4)
  Proceeds from issuance of common stock                  21.1     --
                                                         -----  -----
Net cash provided from (used for) financing activities    18.3   (6.5)
                                                         -----  -----

Effect of exchange rate changes on cash and cash
 equivalents                                              (0.7)   0.8
                                                         -----  -----

INCREASE IN CASH AND CASH EQUIVALENTS                     18.0   18.9
Cash and cash equivalents at beginning of period          76.6   53.5
                                                         -----  -----
Cash and cash equivalents at end of period               $94.6  $72.4
                                                         =====  =====

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.



                              PRELIMINARY
                      CONSOLIDATED BALANCE SHEET
                             (in Millions)

                                                   Sept. 30  June 30
                                                     2004      2004
                                                   --------  --------

ASSETS
Current Assets:
  Cash and cash equivalents                           $94.6     $76.6
  Marketable securities                                58.0      28.8
  Accounts receivable, net                            162.3     165.2
  Inventories                                         203.1     185.0
  Other current assets                                 42.2      36.2
                                                   --------  --------
     Total current assets                             560.2     491.8

Property, plant and equipment, net                    599.6     608.7
Prepaid pension cost                                  247.9     247.0
Goodwill                                               46.4      46.4
Trademarks and trade names, net                        24.0      24.3
Other assets                                           35.9      38.0
                                                   --------  --------
Total assets                                       $1,514.0  $1,456.2
                                                   ========  ========

LIABILITIES
Current liabilities:
  Short-term debt                                      $1.7      $2.2
  Accounts payable                                    115.7     109.0
  Accrued compensation                                 17.3      26.1
  Accrued income taxes                                 13.6      10.3
  Accrued liabilities                                  58.7      51.4
  Deferred income taxes                                12.2      10.9
  Current portion of long-term debt                    20.2      20.2
                                                   --------  --------
     Total current liabilities                        239.4     230.1

Long-term debt, net of current portion                334.5     332.7
Accrued postretirement benefits                       140.9     143.5
Deferred income taxes                                 181.7     175.6
Other liabilities                                      36.1      36.3
                                                   --------  --------
Total liabilities                                     932.6     918.2
                                                   --------  --------


STOCKHOLDERS' EQUITY
  Convertible preferred stock                          20.8      20.8
  Common stock                                        124.8     120.7
  Capital in excess of par value - common stock       232.3     215.1
  Reinvested earnings                                 247.9     230.4
  Common stock in treasury, at cost                   (38.3)    (38.0)
  Deferred compensation                                (8.6)     (9.5)
  Accumulated other comprehensive income (loss)         2.5      (1.5)
                                                   --------  --------
     Total stockholders' equity                       581.4     538.0
                                                   --------  --------

Total liabilities and stockholders' equity         $1,514.0  $1,456.2
                                                   ========  ========

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.



                              PRELIMINARY
                        SEGMENT FINANCIAL DATA
                             (in Millions)

                                                        Three Months
                                                           Ended
                                                        September 30
                                                       --------------

                                                        2004    2003
                                                       ------  ------

Net sales:
  Specialty Metals                                     $267.0  $189.7
  Engineered Products                                    31.2    24.1
  Intersegment                                           (0.6)   (0.5)
                                                       ------  ------

  Consolidated net sales                               $297.6  $213.3
                                                       ======  ======

Operating income:
  Specialty Metals                                      $32.8    $7.0
  Engineered Products                                     4.6     2.3
  Corporate costs                                        (5.1)   (4.4)
  Pension earnings, interest & deferrals                  3.7     0.4
  Intersegment                                           (0.3)     --
                                                       ------  ------

   Consolidated operating income                        $35.7    $5.3
                                                       ======  ======

Carpenter is organized in the following business units: Specialty Alloys Operations, Dynamet, Carpenter Powder Products and Engineered Products. For segment reporting, the Specialty Alloys Operations, Dynamet and Carpenter Powder Products operating segments have been aggregated into one reportable segment, Specialty Metals, because of the similarities in products, processes, customers, distribution methods and economic characteristics.

The service cost component of net pension expense is included in the operating results of the business segments. The residual net pension expense, which is comprised of expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included in "Pension earnings, interest & deferrals."

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.



                              PRELIMINARY
                      SELECTED FINANCIAL MEASURES
                             (in Millions)

                                                       Three Months
                                                           Ended
                                                       September 30
                                                     ----------------
FREE CASH FLOW                                         2004      2003
                                                     ------    ------

Net cash provided from operations                     $32.1     $26.1
Purchases of plant, equipment and software             (2.5)     (1.6)
Proceeds from disposals of plant and
 equipment                                               --       0.1
Dividends paid                                         (2.3)     (2.4)
                                                     ------    ------
Free cash flow                                        $27.3     $22.2
                                                     ======    ======

Free cash flow is a measure of cash generated which management evaluates for alternative uses and has chosen to apply to debt repayment.

                                           Sept. 30  June 30  Sept. 30
NET DEBT                                     2004      2004     2003
                                            -------  -------  -------

Accounts receivable purchase facility          $---     $---    $10.0
Short-term debt                                 1.7      2.2     17.0
Current portion of long-term debt              20.2     20.2      0.1
Long-term debt, net of current portion        334.5    332.7    378.6
                                            -------  -------  -------
Total Debt                                    356.4    355.1    405.7
Cash                                          (94.6)   (76.6)   (72.4)
Marketable securities                         (58.0)   (28.8)      --
                                            -------  -------  -------
Net Debt                                     $203.8   $249.7   $333.3
                                            =======  =======  =======

Accumulated cash and marketable securities are expected to be used for debt repayment until a targeted debt to capital ratio is achieved.

                                                       Three Months
                                                           Ended
                                                       September 30
                                                     ----------------
NET PENSION EXPENSE                                   2004      2003
                                                     ------    ------

Pension plan expense (income)                         ($0.6)     $2.2
Other postretirement benefit expense                    1.2       2.2
                                                     ------    ------
                                                        0.6       4.4
Income tax benefit                                     (0.5)     (1.8)
                                                     ------    ------
Net pension expense                                    $0.1      $2.6
                                                     ======    ======

Pension expense per share                             $0.00     $0.12
                                                     ======    ======

Weighted average diluted common shares                 24.5      22.3
                                                     ======    ======


    CONTACT: Carpenter Technology Corporation
             Investor and Media Inquiries:
             Jaime Vasquez, 610-208-2165
             jvasquez@cartech.com